Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced net income of $9.898 million for the year ended December 31, 2007 compared to $9.234 million during the year ended December 31, 2006, an increase of 7.2%.  Diluted earnings per share were $1.25 for the year compared to $1.18 for 2006, an increase of 5.9%. Net income for the fourth quarter ended December 31, 2007 amounted to $2.735 million compared to $2.545 million for the same period in 2006, an increase of 7.5%.  Diluted earnings per share were $0.34 for the quarter ended December 31, 2007 compared to $0.32 for the same period in 2006, an increase of 6.3%. The company also announced a quarterly dividend of $0.09 per share to be paid on March 3, 2008 to shareholders of record as of February 11, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

The company’s year-to-date net income growth resulted primarily from increases in non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and a decrease in net interest income. Net interest income for the year ended December 31, 2007 amounted to $40.7 million compared to $41.6 million for the year ended December 31, 2006, a decrease of 2%.  The decrease was primarily due to a decline in net interest margin as discussed below, partially offset by an increase in interest income, due to an increase in average loan balances.  Net interest margin was 4.45% for the year ended December 31, 2007 compared to 4.78% for 2006.  From a quarterly trend perspective, net interest margin was 4.33% for the three months ended December 31, 2007 compared to 4.40% and 4.74% for the three-month periods ended September 30, 2007 and December 31, 2006.  The overall decrease in margin resulted primarily from both the flat yield curve environment and rising funding costs, caused by the shift in funding from low-cost deposits to higher cost deposits, and the continued loan growth funded by higher cost brokered deposits and borrowings.

Non-interest income for the year ended December 31, 2007 was $10.1 million, an increase of $3.3 million, or 48%, over the prior year.  Included in non-interest income were net gains on sales of investment securities of $1.7 million in the current year, compared to net losses of $204 thousand in 2006.  In the fourth quarter of 2007, the company realized net gains on sales of investment securities of $786 thousand.  Non-interest income, excluding net gains/losses on investment securities increased $1.4 million, or 20%, over the prior year.  This growth resulted primarily from increases in deposit-service fees and investment-advisory fees compared to the prior year. Non-interest expense for the year ended December 31, 2007 amounted to $34.8 million, an increase of 7%, compared to $32.5 million for the year ended December 31, 2006.  The increases over the prior year were predominately in salaries and employee benefits and occupancy expenses which reflected the strategic and operational costs necessary to support the company’s continued growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $1.0 million for the year compared to $1.3 million in 2006.  The provision for loan losses increased to $650 thousand in the fourth quarter of 2007 as compared to $367 thousand in the fourth quarter of 2006 due to loan growth.  Asset quality remained favorable during the year with net charge-offs of only 0.05% of average total loans, or $395 thousand compared to $369 thousand in the prior year.  The allowance for loan losses to total loans ratio was 1.62% at December 31, 2007 compared to 1.70% at December 31, 2006.

Total assets were $1.058 billion at December 31, 2007 as compared to $979.3 million at December 31, 2006, an increase of $78.4 million, or 8%. Total loans amounted to $833.8 million at December 31, 2007, an increase of $72.7 million, or 10%, since December 31, 2006. Total deposits amounted to $868.8 million at December 31, 2007, compared to $867.5 million at December 31, 2006, an increase of $1.3 million.  Total deposits excluding brokered deposits were $798.1 million at December 31, 2007 and $802.6 million at December 31, 2006, a decrease of $4.5 million, or 1%.  Brokered deposits amounted to $70.7 million and $64.9 million on those respective dates.

Investment assets under management increased to $573.6 million at December 31, 2007 compared to $502.1 million at December 31, 2006, an increase of 14%. Total assets under management amounted to $1.652 billion at December 31, 2007 as compared to $1.503 billion at December 31, 2006, an increase of $149.1 million, or 10%.

We are very pleased with our strong financial results and continued growth of the bank over the past year, particularly considering the challenges that we read about in the newspapers every day regarding the banking industry.  Enterprise Bank continues to be well positioned as the leading commercial bank in our markets.  We are committed to serving the needs of our existing and future customers through a highly-skilled and well-trained team of employees focused on the Enterprise customer experience.

Commercial business lines report strong growth.  During the fourth quarter we reintroduced our EZ Business Loan, and have attracted many new small business relationships to the bank.  Our EZ Business Loan product is a revolving line of credit of up to $100,000 for various business needs, including working capital.  It links directly to a customer’s business checking account for cash advances or convenient payment options.  We guarantee that all EZ Business Loan decisions will be made in one business day.  Any new business referrals you are able to make concerning this very convenient loan product are most welcome.

Despite weather conditions, construction is progressing on our new Methuen office, and we are targeting a Spring 2008 opening.  Our Methuen team is looking forward to welcoming many new customers to the bank.  Winter conditions did cause concern late in the quarter at our Billerica office at 674 Boston Road.  The branch was closed temporarily due to roof issues caused by heavy rains and snow.  We worked closely with structural engineers to complete a plan to ensure the safety and soundness of the building so we could resume business as soon as possible.  In the brief interim, customers were serviced at our North Billerica office.

Throughout the fourth quarter, the bank and its management team received special honors and recognition in various markets.  In Salem, NH, our bank was honored by The Salem Boys & Girls Club as the recipient of the Richard P. McCoy Service Award.  This prestigious honor is given annually to a business that demonstrates outstanding commitment to the Boys & Girls Club.  And, once again, The Boston Club recognized Enterprise Bank for its commitment to the advancement of senior-level women on our board of directors and senior management team.  The award was presented at ceremonies in Boston attended by over 500 business leaders.  On a more personal level, Chairman George L. Duncan was honored as one of five inductees at the Lowell High School Annual Distinguished Alumni Award Reception.  It was a very special tribute to our founder and chairman for his many years of leadership in the Greater Lowell community.

In late March, you will receive our 2007 annual report, and proxy in preparation for Enterprise Bancorp Inc.’s annual meeting of shareholders on May 6, 2008 at 4pm at the Boston University Conference Center, 72 Tyng Road, Tyngsboro, MA.  We look forward to this special opportunity to express our personal appreciation to all shareholders for their support throughout the year and to share our vision for the bank’s continued success.

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
CONDENSED CONSOLIDATED INCOME STATEMENTS
Net interest income	$10,306	$10,573	$40,679	$41,560
Provision for loan losses	650	367	1,000	1,259
Net interest income after provision for loan losses	9,656	10,206	39,679	40,301
Non-interest income	2,971	1,677	10,108	6,816
Non-interest expense	8,768	7,974	34,844	32,540
Income before income taxes	3,859	3,909	14,943	14,577
Income tax expense	1,124	1,364	5,045	5,343
Net Income	$2,735	$2,545	$9,898	$9,234

Basic earnings per share	$0.35	$0.33	$1.27	$1.21
Diluted earnings per share	$0.34	$0.32	$1.25	$1.18
Basic weighted average common shares outstanding	7,882,894	7,710,247	7,819,160	7,661,178
Diluted weighted average common shares outstanding	7,951,566	7,849,643	7,913,006	7,821,297

	December 31, 2007	December 31, 2006
CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$32,718	$50,887
Investment securities at fair value	145,517	131,540
Loans, net of allowance for loan losses	820,274	748,173
Other assets	59,157	48,659
Total assets	$1,057,666	$979,259

Deposits	$868,786	$867,522
Borrowed funds	81,429	15,105
Junior subordinated debentures	10,825	10,825
Other liabilities	9,614	8,764
Total stockholders’ equity	87,012	77,043
Total liabilities and stockholders’ equity	$1,057,666	$979,259

	At or for the year ended December 31, 2007	At or for the year ended December 31, 2006
CONSOLIDATED FINANCIAL DATA AND RATIOS
Balance Sheet Items:
Total assets	$1,057,666	$979,259
Loans serviced for others	20,826	21,659
Investment assets under management	573,608	502,059
Total assets under management	$1,652,100	$1,502,977

Book value per share	$11.00	$9.98
Dividends per common share	$0.32	$0.28
Allowance for loan losses to total loans	1.62%	1.70%
Non-performing loans to total loans	0.47%	0.24%

Income Statement Items:
Return on average assets	0.99%	0.98%
Return on average stockholders’ equity	12.11%	12.89%
Net interest margin (tax equivalent)	4.45%	4.78%